Consulting Agreement of Castlebridge Enterprises dated June 15, 2005
EX-10.25

CONSULTANT AGREEMENT

CONSULTANT AGREEMENT

PRIVILEGED AND CONFIDENTIAL

This agreement (“Agreement”) is made and entered into as of the 15th day of June 2005 hereby confirms the overall agreement and payment of Consulting Fees from Worldwide Excellence, Inc. its successors, assigns and affiliates (“WEI”), to Castlebridge Enterprises, Inc. (“Consultant”) for providing introduction to, and limited advice concerning possible deal points on a particular transaction for, Finance Sources (“Source”) as listed in Exhibit A, in accordance with, and subject to, the terms of this Agreement.

Services of Consultant/Term of Agreement:

In Connection with this Agreement, Consultant shall introduce WEI to entities (“Source”), listed in Exhibit A, who may be able to provide financing for operational capital for WEI (“Transactions”) and Consultant may assist, if and where appropriate, in the negotiations if requested by WEI.  Consultant’s services shall be performed on a non exclusive “best efforts” independent contractor basis and not as an employer/employee partner, joint venture or other similar relationship  with WEI.

This agreement will expire, at the earlier of, two (2) years from the date of this Agreement or at the closing date (“Closing Date”) of the transactions contemplated hereunder.

Consultant’s Fee:

WEI hereby agrees to pay a Consultant fee to Consultant for any direct, indirect or subsequent financing that arises from Consultant’s introductions to any Source listed in Exhibit A.  The fee for the Consultant shall include two components, described as a cash and equity component.

The cash component of Consultant’s Fee shall be Seventy Five Thousand dollars ($75,000). WEI shall provide the Consultant with the anticipated closing date. The Consultant’s Fee shall be payable at the time of the Closing Date of the Transaction which shall be defined as the date of the public merger of WEI with MFC Development Corp (MFCD), or a related entity (“Closing”).  WEI and Consultant agree that the Consultant’s Fee shall be paid directly to Consultant as follows: (1.) Fifty Thousand dollars ($50,000) at Closing. (2.) The balance of Twenty Five Thousand ($25,000) is to be paid in installments of Five Thousand ($5,000) per month commencing thirty (30) days after Closing. No monies are due if the Closing does not take place.

The equity component of the Consultant’s fee shall be in the form of warrants. At the Closing Date of the Transaction, WEI shall deliver to Consultant One Hundred and Fifty Thousand (150,000) warrants with exercise price and all other provisions that are no less favorable to Consultant than the exercise price and provisions provided to any other party that receives warrants resulting from this Transaction (current estimated exercised prices are, year #1 = $1.00, year 2 = $1.-25, year #3 = $1.50).  These warrants will expire within three (3) years from the issue date. The warrant agreement will provide for all normal registration, piggyback and other provisions.

Indemnification:

WEI agrees to indemnify Consultant and its officers, directors, shareholders, successors, assigns, employees, agents, affiliates and representatives (collectively referred to as the “Consultant Indemnified Parties”) and defend and hold each of them free and harmless from and against any losses, claims, damages, expenses including attorney fees and expenses, liabilities, actions, proceedings, judgments, investigations, inquires or threats thereof to which the Consultant Indemnified Parties may become subject to arising out of, or in connection with, the rendering of services by Consultant in connection with any transaction to the fullest extent under applicable law, including anything which is due to an act, omission, misrepresentation, or breach by the WEI of any contractual obligation in respect of a transaction.

Agreement Governance:

This Agreement shall be governed by the substantive laws of the State of New York.  The parties to this Agreement hereby expressly and irrevocably agree that any action, suit or proceeding arising out of this Agreement and the transactions contemplated hereby may be instituted in accordance with the rules of the American Arbitration Association (AAA) under its jurisdiction conducted in the County of Los Angeles, State of California and, by execution of  this Agreement, the parties expressly waive any objection to the venue or jurisdiction of any such action, suit or proceeding, and irrevocably submit to the jurisdiction noted herein.

Entire Agreement

This Agreement incorporates the entire understanding and agreement of the parties with respect to the Agreement and may not be amended or modified except in a writing executed by the WEI and Consultant and shall be binding upon and inure to the benefit of WEI, Consultant, the Consultant Indemnified Parties and their respective successors and assigns.

Please confirm that the foregoing is in accordance with your understanding  of our agreement by signing and returning a copy of this letter.

Accepted and Agreed:

Worldwide Excellence, Inc.	Castlebridge Enterprises, Inc.

/s/ Jeffrey Edell	/s/ Roger A. Burlage
Jeffrey Edell, CEO & President	Roger A. Burlage, President

Nancy Duitch, CEO